Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2006 Fourth Quarter and Year End
Net Income Increases 10.5% for the Fiscal Year
COPPELL, TEXAS, September 13, 2006 — Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its fourth quarter and fiscal year ended June 30, 2006:
Fiscal Year 2006 Consolidated Results
Net income for the current fiscal year increased $673,000, or 10.5%, to $7,100,000, compared to net income of $6,427,000 for the 2005 fiscal year. On a fully diluted basis, net income per share increased $0.10, or 7.9%, to $1.36 for the 2006 fiscal year, compared to $1.26 for the 2005 fiscal year. Weighted average diluted shares outstanding for the current fiscal year were 5,211,000, versus 5,115,000 for the 2005 fiscal year.
Net sales for the fiscal year decreased $752,000, or 0.6%, to $118,054,000 from $118,806,000 reported in the last fiscal year.
“Although we did not have a record year, we are pleased to report a solid 10.5% increase in net income. This is reflective of our continued effort to focus on the independent segment and our wholly-owned subsidiaries which we believe will allow us to continue to improve profitability and sales growth in both operating segments,” commented James R. Ridings, Craftmade’s Chairman and Chief Executive Officer. “The Craftmade segment continued to benefit from new product introductions and from continued strong acceptance of Teiber products. While net sales of the TSI segment declined due to program adjustments within Lowe’s and Wal-Mart, they remain valuable customers. We continue to provide a competitive mix of products and offer outstanding customer service.”
Gross profit of the Company as a percentage of net sales increased to 30.0% for fiscal year 2006, compared to 29.8% in fiscal year 2005.
Total selling, general and administrative (“SG&A”) expenses of the Company decreased $608,000 to $19,895,000, or 16.9% of net sales, for the fiscal year ended June 30, 2006, compared to $20,503,000, or 17.3% of net sales, for the prior year. Lower accounting, legal and consulting fees in the fiscal year ended June 30, 2006 were primarily due to lower costs incurred

Press Release
Craftmade International, Inc.
September 13, 2006

to address internal controls issues and comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) as a result of the implementation of streamlined processes and efficiencies gained in year two and higher costs in the fiscal year ended June 30, 2005 to address internal control issues and the evaluation of FIN 46 with respect to the Company’s 50% owned subsidiaries.
Fiscal 2006 Fourth Quarter Results
Net income for the quarter ended June 30, 2006 decreased $141,000, or 6.8%, to $1,923,000, compared to net income of $2,064,000 for the quarter ended June 30, 2005. On a fully diluted basis, net income per share decreased $0.03, or 7.5%, to $0.37 for the quarter ended June 30, 2006, compared to $0.40 for the quarter ended June 30, 2005.
Net sales for the quarter ended June 30, 2006 decreased by $1,658,000 to $31,248,000 from $32,906,000 in the quarter ended June 30, 2005. Fourth quarter net sales from the showroom segment increased $455,000, or 2.8%, to $16,542,000 from $16,087,000 for the same quarterly period last year. The increase in the showroom segment was primarily due to the success of the Teiber product offering, which increased approximately 29% from the same quarter in the prior fiscal year.
Fourth quarter net sales for the mass retail segment decreased $2,113,000, or 12.6%, to $14,706,000 from $16,819,000 for the same three-month period last year. The decline was primarily due to lower sales from the portable lamp program at Design Trends, the Company’s 50% owned subsidiary. The decline in net sales also resulted from lower net sales from the Wal-Mart indoor/outdoor lighting and mix and match fan program, as Wal-Mart transitioned from a direct import program from Asia to one where product will be sourced from the Company’s warehouse in Coppell, Texas.
For the quarter ended June 30, 2006, gross profit as a percentage of net sales decreased 0.5% to 30.6%, compared to 31.1% for the same quarter last year. The decrease was driven by lower gross margins at the mass retail segment where gross profit as a percentage of net sales decreased 2.0% to 25.7% of net sales for the quarter, versus 27.7% of net sales in the prior year quarter. The decrease primarily resulted from a change in product mix at Trade Source.
Gross profit as a percentage of net sales of the Craftmade segment slightly increased to 35.0% for the current fiscal year quarter, compared to 34.6% in the prior year period. Gross margins in the current period benefited from the temporary exemption of the 4.7% duty on imported ceiling fans as prescribed by the American Jobs Creation Act of 2004 (“AJCA”). The AJCA contains a provision that allows ceiling fans for permanent installation to enter the U.S. duty-free between November 6, 2004 and December 31, 2006. This benefit was partially offset by higher product costs due to freight costs and foreign currency appreciation.

Press Release
Craftmade International, Inc.
September 13, 2006

SG&A expenses for the quarter ended June 30, 2006 decreased $493,000 to $5,203,000, or 16.7% of net sales, compared to $5,696,000, or 17.3% of net sales, in the prior year quarter. Lower accounting, legal and consulting fees were partially offset by higher salaries and wages and other general expenses.
“We continue to focus on enhancing shareholder value by executing our long-term growth strategy, strengthening our wholly owned operations and providing innovative product and merchandising offerings to our showroom and mass retail customers,” continued Mr. Ridings. “Our current outlook remains positive, and we believe the Company will achieve growth in earnings per share in fiscal 2007,” concluded Mr. Ridings.
A conference call to discuss the Company’s results for the fiscal year ended June 30, 2006 is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 800-263-8506 a few minutes before the start time and reference confirmation code 6658848. Additionally, a replay of the earnings conference call will be available after the completion of the call through September 21, 2006, and can be accessed by dialing 888-203-1112 and referencing confirmation code 6658848. A webcast of the conference call can also be accessed by visiting the Company’s website at www.craftmade.com.
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,800 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

Press Release
Craftmade International, Inc.
September 13, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Quarterly Results Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Net sales	$31,248	$32,906	$118,054	$118,806
Cost of goods sold	(21,681)	(22,685)	(82,585)	(83,360)

Gross profit	9,567	10,221	35,469	35,446

Gross profit as a percentage of net sales	30.6%	31.1%	30.0%	29.8%

Selling, general and administrative expenses	(5,203)	(5,696)	(19,895)	(20,503)
Depreciation and amortization	(146)	(145)	(594)	(581)

Total operating expenses	(5,349)	(5,841)	(20,489)	(21,084)

Income from operations	4,218	4,380	14,980	14,362

Interest expense, net	(268)	(348)	(1,184)	(1,081)
Other expenses	50	—	—	—

Income before income taxes and minority interests	4,000	4,032	13,796	13,281
Provision for income taxes	(843)	(613)	(3,266)	(3,079)

Income before minority interests	3,157	3,419	10,530	10,202
Minority interests	(1,234)	(1,355)	(3,430)	(3,775)

Net income	$1,923	$2,064	$7,100	$6,427

Earnings per share data:

Basic weighted average common shares outstanding	5,203	5,200	5,201	5,095

Diluted weighted average common shares outstanding	5,211	5,206	5,211	5,115

Basic earnings per common share	$0.37	$0.40	$1.37	$1.26

Diluted earnings per common share	$0.37	$0.40	$1.36	$1.26

Cash dividends declared per common share	$0.12	$0.10	$0.48	$0.40

Press Release
Craftmade International, Inc.
September 13, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT
(Unaudited)

	Fiscal Year Ended			Fiscal Year Ended
	June 30, 2006			June 30, 2005
	Craftmade	TSI	Total	Craftmade	TSI	Total
Net sales	$62,902	$55,152	$118,054	$55,663	$63,143	$118,806
Cost of goods sold	(40,361)	(42,224)	(82,585)	(35,352)	(48,008)	(83,360)

Gross profit	22,541	12,928	35,469	20,311	15,135	35,446
Gross profit as a % of net sales	35.8%	23.4%	30.0%	36.5%	24.0%	29.8%

Selling, general and administrative	(13,449)	(6,446)	(19,895)	(13,372)	(7,131)	(20,503)
As a % of net sales	21.4%	11.7%	16.9%	24.0%	11.3%	17.3%

Depreciation and amortization	(575)	(19)	(594)	(537)	(44)	(581)

Total operating expenses	(14,024)	(6,465)	(20,489)	(13,909)	(7,175)	(21,084)

Income from operations	8,517	6,463	14,980	6,402	7,960	14,362

Interest expense, net	(1,104)	(80)	(1,184)	(973)	(108)	(1,081)
Other expenses	(35)	35	—	—	—	—

Income before income taxes and minority interests	7,378	6,418	13,796	5,429	7,852	13,281
Provision for income taxes	(2,501)	(765)	(3,266)	(1,895)	(1,184)	(3,079)

Income before minority interests	4,877	5,653	10,530	3,534	6,668	10,202
Minority interests	—	(3,430)	(3,430)	—	(3,775)	(3,775)

Net income	$4,877	$2,223	$7,100	$3,534	$2,893	$6,427

Press Release
Craftmade International, Inc.
September 13, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT
(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2006			June 30, 2005
	Craftmade	TSI	Total	Craftmade	TSI	Total
Net sales	$16,542	$14,706	$31,248	$16,087	$16,819	$32,906
Cost of goods sold	(10,749)	(10,932)	(21,681)	(10,521)	(12,164)	(22,685)

Gross profit	5,793	3,774	9,567	5,566	4,655	10,221
Gross profit as a % of net sales	35.0%	25.7%	30.6%	34.6%	27.7%	31.1%

Selling, general and administrative	(3,630)	(1,573)	(5,203)	(3,911)	(1,785)	(5,696)
As a % of net sales	21.9%	10.7%	16.7%	24.3%	10.6%	17.3%

Depreciation and amortization	(141)	(5)	(146)	(137)	(8)	(145)

Total operating expenses	(3,771)	(1,578)	(5,349)	(4,048)	(1,793)	(5,841)

Income from operations	2,022	2,196	4,218	1,518	2,862	4,380

Interest expense, net	(258)	(10)	(268)	(326)	(22)	(348)
Other expenses	1	49	50	—	—	—

Income before income taxes and minority interests	1,765	2,235	4,000	1,192	2,840	4,032
Provision for income taxes	(541)	(302)	(843)	(394)	(219)	(613)

Income before minority interests	1,224	1,933	3,157	798	2,621	3,419
Minority interests	—	(1,234)	(1,234)	—	(1,355)	(1,355)

Net income	$1,224	$699	$1,923	$798	$1,266	$2,064

Press Release
Craftmade International, Inc.
September 13, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2006	2005
	(In thousands)
ASSETS
Current assets
Cash	$2,164	$9,145
Accounts receivable — net of allowance of $293 and $300, respectively	19,802	21,810
Inventories — net of allowance of $934 and $717, respectively	21,085	18,042
Deferred income taxes	1,252	1,224
Prepaid expenses and other current assets	988	374

Total current assets	45,291	50,595

Property and equipment
Land	1,535	1,535
Building	7,796	7,796
Office furniture and equipment	3,320	9,148
Leasehold improvements	187	279

	12,838	18,758
Less: accumulated depreciation	(4,740)	(10,266)

Total property and equipment, net	8,098	8,492

Other assets
Goodwill	11,480	11,480
Other intangibles, net of accumulated amortization of $41 and $10, respectively	169	190
Other assets	23	58

Total other assets	11,672	11,728

Total assets	$65,061	$70,815

Press Release
Craftmade International, Inc.
September 13, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2006	2005
	(In thousands,
	except share data)

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY

Current liabilities
Book overdrafts	$70	$520
Notes payable — current	1,135	1,319
Revolving lines of credit	2,173	24,548
Accounts payable	7,544	7,893
Commissions payable	274	248
Income taxes payable/(receivable)	114	(33)
Accrued customer allowances	2,637	4,164
Other accrued expenses	1,073	1,055

Total current liabilities	15,020	39,714

Other non-current liabilities
Notes payable — long term	223	1,551
Revolving line of credit	15,981	—
Other long-term expenses	793	860
Deferred income taxes	345	226

Total other non-current liabilities	17,342	2,637

Total liabilities	32,362	42,351

Minority interests	3,662	4,091

Commitments and contingencies (Note 10)

Stockholders’ equity
Series A cumulative, convertible callable preferred stock, $1.00 par value, 2,000,000 shares authorized; nil and 32,000 shares issued, respectively	—	32
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,703,420 and 9,699,920 shares issued, respectively	97	97
Additional paid-in capital	17,757	18,653
Retained earnings	49,309	45,598
Less: treasury stock, 4,499,920 common shares at cost; and nil and 32,000 preferred shares at cost, respectively	(38,126)	(40,007)

Total stockholders’ equity	29,037	24,373

Total liabilities, minority interests and stockholders’ equity	$65,061	$70,815

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